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Conference Call Transcript

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JANUARY 27, 2015 / 3:00PM, ISSI - Q1 2015 Integrated Silicon Solution Inc Earnings Call

CORPORATE PARTICIPANTS

Scott Howarth Integrated Silicon Solution Inc.—President and CEO

John Cobb Integrated Silicon Solution Inc.—CFO

CONFERENCE CALL PARTICIPANTS

Gary Mobley The Benchmark Company—Analyst

Christopher Longiaru Sidoti & Co.—Analyst

Josh Buchalter Needham & Company—Analyst

Jorge Rivas Craig-Hallum Capital Group—Analyst

Craig Ellis B. Riley & Co.—Analyst

Benj Gallander Contra the Heard—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the ISSI fiscal Q1 2015 quarterly earnings call. As a reminder, today’s call is being recorded.

It is now my pleasure to turn the proceedings over to your host, Scott Howarth. Please go ahead, sir.

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

Welcome to ISSI’s conference call for the first fiscal quarter ended December 31, 2014. I am Scott Howarth, President and Chief Executive Officer. With me today is John Cobb, our Chief Financial Officer.

Before we proceed I have asked John to comment on the nature of this call and any forward-looking comments that may be made.

John Cobb—Integrated Silicon Solution Inc.—CFO

Thanks, Scott, and good morning. During the course of this conference call we will provide financial guidance, make projections, comments and other forward-looking statements regarding future market developments, market share gains, the future financial performance of the Company, new products or other matters. We want to caution you that such statements are just predictions or opinions and that actual events or results may differ materially due to fluctuations in the marketplace, delays in developing new products, changes in demand or supply, availability of foundry capacity, competition factors including pricing pressures, or adverse developments in a global economy.

We refer you to the documents ISSI files from time to time with the SEC, specifically our most recent Form 10-K filed in December 2014. These documents contain and identify important factors that could cause our actual future results to differ materially from those contained in our financial guidance, projections, comments or other forward-looking statements.

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

Thank you, John. Let me start by reviewing the highlights for the December quarter, then move into a more detailed look at our end markets.

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JANUARY 27, 2015 / 3:00PM, ISSI - Q1 2015 Integrated Silicon Solution Inc Earnings Call

We reported total revenue of $80.9 million in the December quarter which was down 3.9% sequentially yet an increase of 2.3% from the prior year quarter. This revenue was slightly below our expectations and both Europe and China were weaker than we had expected this quarter.

SDRAM and DRAM revenue was $72.9 million, up $3.5 million or 5.1% year-over-year reflecting stronger DRAM sales. Flash revenue was $6.3 million, analog revenue was $1.7 million. Gross margin in the December quarter was 36.0%, our highest quarterly gross margin since 2010. This compares to 35.3% in the prior quarter and 32.3% in the December 2013 quarter.

GAAP net income for the quarter was $3.2 million or $0.10 per diluted share. Our non-GAAP net income was $6.3 million or $0.20 per diluted share as stronger gross margin allowed us to meet the midpoint of our guidance. We ended the quarter with cash and investments of $132.1 million.

Let me now turn to our end markets in more detail. Starting with our largest end market, automotive, revenue declined slightly less than 1% sequentially reflecting seasonality but increased 10% year-over-year due to our continued product expansion in this growing market. This quarter automotive revenue grew to more than 50% of our total revenue.

During the quarter, we continued to demonstrate the benefits of our expanded product lines and role as a strategic supplier in this market particularly for infotainment, safety and driver assistance systems. We benefit from not only growing memory content in these systems but also the rising prevalence of these features in mid- and low-range vehicles as consumers increasingly expect convenience and safety features across model options. We continue to secure an increasing number of design wins for our DDR2 and DDR3 solutions across multiple applications at densities ranging from 256 megabit to 2 gigabit.

The growing complexity of automotive systems means more advanced memory solutions will become standard requirements for future designs. We also continue to make progress with our newest 30 nm and 8 Gb configurations which we anticipate moving into higher volumes over the course of this year.

Single and stereo lens camera systems also continue to be a high-volume market for ISSI’s low power solutions including our 512 megabit SDRAM, 1 and 2 gigabit DDR2 and 115 degree Celsius DRAM products which offer the highest temperature range in the industry.

In addition to the momentum in specialty memory, we continue to secure new design wins and significantly expand design activity for our analog automotive products, specifically LED lighting solutions.

Applications of particular interest to our global customer base include lighting for dome and map, interior, tail and exterior lighting, display backlighting as well as Class D auto amplifiers. We have now developed and launched analog products to address these applications and identified many potential design opportunities with customers in the US, Europe and Asia. This includes customers designing with currently available parts as well as engagement for future products we are planning to launch in 2015.

For example, one customer is currently evaluating our single-chip lighting solution replacing an existing three chip solution at a significant BOM cost savings for map lighting. Another customer is evaluating an ISSI LED lighting solution to incorporate as part of a complete camera and ADAS system and a third customer is evaluating an LED lighting solution for outside mirror lighting. We believe these and other efforts currently underway demonstrate the importance and value of our analog products to our customers and our long-term growth strategy in the automotive market.

In terms of our flash products for automotive, we have begun sampling and qualifying with customers our broad line of lower density DTR serial flash devices that support temperatures up to 125 degrees C. We expect to begin generating revenue from these products over the next nine to 12 months as customers begin production.

Finally, we are making excellent progress on our development and supply agreement in flash. First, we have transitioned all 128 Mb and below flash products to XMC foundry at 65 nm and 90 nm technology with no expected future capacity constraints. We believe our wafer, flash wafer shortage will be behind us in the June 2015 quarter and we are qualifying customers to use our 4 Mb and below SPI flash products which were impacted by the wafer shortages.

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JANUARY 27, 2015 / 3:00PM, ISSI - Q1 2015 Integrated Silicon Solution Inc Earnings Call

Second, our relationship with Spansion expanded as we signed a license agreement that provides us access to Spansion’s hyper flash memory and hyper bus technology portfolio as well as access to MirrorBit technology in Spansion’s foundries. We intend to move rapidly with leveraging these technologies and products to provide long-term support and meet the needs of our automotive and industrial customers.

Let me now turn to our industrial market. Industrial revenue in the first quarter decreased 4.7% sequentially and increased 8% over the prior year quarter. Revenue in the quarter was adversely affected by greater than expected slowdown in Europe and China. However as I stated last quarter, certain key customers continue to perform well and orders remained relatively stable which we believe indicate that overall demand remains healthy. However, the continued weakness of the euro makes us a bit cautious looking forward.

During the quarter, we won multiple new design wins for our 256 Mb SDRAM and mobile DRAM plus our newer 512 Mb DDR2 and 1 Gb DDR3 solutions. We also secured new wins for our 8 Mb and 16 Mb asynchronous SRAM and our 1 Mb asynchronous solution with integrated ECC.

Industrial is also a key target market for analog and flash solutions including our LED lighting solutions across many different applications in our flash products and applications such as smart meters and industrial equipment. We are working closely with customers in their next system design opportunities because the industrial market is characterized by long product life cycles once a design is secured. We expect to begin generating material revenue on our flash and analog products in the second half of 2015 and into 2016.

In our communications market, revenue decreased 7.9% sequentially and 19.5% over the prior year quarter. As we have stated in the past few quarters, the slowdown in infrastructure spending continues to adversely impact this market. We also saw a slowdown among our China networking customers in part due to the delayed LTE buildout. However, we are working closely with customers including Tier 1 networking providers in the US, Europe and China to increase design activity and continue qualification of new parts to expand our available opportunities as the market recovers.

We secured a large DRAM design win with our China networking customer. The customers also increased orders on our asynchronous SRAM at 4, 18 and 36 Mb densities and we secured a new design win for our high-speed asynchronous products. We also completed RLDRAM qualifications and secured design opportunities with several customers.

We are also continuing with qualifications at other large networking providers. On RLDRAM 3, we completed qualifications at two major global networking providers and secured a large, new design opportunity with another customer. Additionally, we are seeing more QUAD SRAM activity following the launch of our higher-speed 550 MHz products and are working closely with several large customers to advance our share in this market.

Despite the continued softness in the communications market, we believe we remain well positioned with top-tier customers, with an increasing number of design wins across our product portfolio.

Finally, turning to our consumer market, revenue in the first quarter declined 9.5% both sequentially and year-over-year. Flash revenue increased to $6.3 million for the quarter compared to $5.9 million last quarter. In terms of the flash wafer shortage I discussed last quarter, we are on schedule with our foundry transition and conversion timetable as mentioned earlier. Our automotive grade flash solutions affected by the transition are currently sampling to customers and are expected to be ready for volume orders within a matter of months.

In addition, we are moving forward with several cost down initiatives to enhance our price competitiveness in this market.

As I mentioned earlier in my comments, we continue to secure an increasing number of flash design wins with our customers. The majority of these wins are concentrated with customers based in Asia. However, we are also starting to see improved design win traction for our flash products in Japan and Europe and continue to emphasize our higher-margin solutions compared to legacy consumer flash products.

In addition to our products at 90 nm and 65 nm for automotive and industrial customers we are making progress with our 45 nm flash products and expect to begin sampling in the second half of 2015.

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JANUARY 27, 2015 / 3:00PM, ISSI - Q1 2015 Integrated Silicon Solution Inc Earnings Call

We are also seeing an increasing interest in our 55 nm embedded flash solutions from customers at SMIC and interest in moving the technology to smaller geometries driven by the fact we offer quicker engineering cycles, lower cost and fewer mask layers for embedded flash solutions.

We now have US and European customers working to adopt our 55 nm embedded flash solutions and are working with additional companies to further our success in this area plus we continue talking with additional foundries to promote our embedded flash.

In analog, revenue was $ 1.7 million, down from $2.1 million in the prior quarter. The decline reflected revenue declines in China as we moved away from lower value consumer products. However, our revenue outside of China increased with our IS logo products achieving record revenue in our FX LED products for a gaming keyboard gaining traction. We remain focused on securing additional analog design wins for our lighting and audio products, for automotive customers and bringing additional solutions to market.

As I mentioned previously, we have identified many automotive analog design opportunities that we are addressing. We have been very well received in this space and are seeing solid growth opportunities as a result of our efforts.

In closing, the first quarter slower revenue trends were slightly more than anticipated but we continue to make progress on our strategic initiatives in each end market and generate improved margins and solid profitability.

Our automotive industrial penetration, communications opportunities and analog and flash solutions further strengthen our position with customers and we believe we are well-positioned to grow in these key end markets as our customers continue to look for us to provide long-term reliable product support.

We continue to focus on lowering costs to drive operation—operating leverage across our business as well as diligent execution to drive stockholder value.

Before I turn the call over to John, I want to comment on our annual proxy process. Normally we would have mailed our annual proxy earlier this month and/hold our annual stockholders meeting in early February. However, this year our process has been delayed. As you know, Starboard Value and Oliver Press Associates have nominated five director candidates for our Board of Directors. Since receiving this letter, we have been in discussions with Starboard and Oliver Press and are hopeful that we can reach a resolution of this matter. Since Starboard currently owns about 8% of our shares, we have suggested to them that we nominate one director designated by them to our Board as part of our proxy. We hope to be able to resolve this situation without a prolonged and expensive process and we are concerned that this uncertainty could disrupt our business and our relationships with our customers, suppliers and other stockholders.

We believe that our current Board and management have done a very good job in building long-term stockholder value. Our stock price has significantly appreciated during their tenure, our business model was transitioned from a mostly commodity business to a value-added business focused on growth markets such as automotive and our business has been consistently profitable.

Our Board has also implemented a quarterly cash dividend, implemented the use of cash settled SARs to reduce ongoing dilution and strengthen our governance process. Overall we believe we have a strong business and are headed in the right direction.

With that, I will now turn the call over to John to review the financial results in more detail.

John Cobb—Integrated Silicon Solution Inc.—CFO

Thank you, Scott. Total revenue in the December quarter was $80.9 million. SRAM and DRAM revenue was $72.9 million, flash revenue was $6.3 million and analog revenue was $1.7 million. SRAM and DRAM revenue decreased 4.4% from the September quarter and increased 5.1% from the year-ago quarter.

We had a book to bill ratio of 0.98 in the December quarter compared to 0.95 in the September quarter. Revenue by market in the December quarter was 51% automotive, 24% industrial, 12% communications and 13% consumer. Gross margin was 36% in the December quarter compared to 35.3% in the September quarter and 32.3% in the year-ago quarter. Gross margin in the December quarter was the highest we have achieved since fiscal 2010 which benefited from large reserves taken during the recession in 2009.

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JANUARY 27, 2015 / 3:00PM, ISSI - Q1 2015 Integrated Silicon Solution Inc Earnings Call

We have consistently improved our gross margin over the past several quarters through a focus on product cost reduction and the introduction of new products while also benefiting this quarter from a weaker new Taiwan dollar.

GAAP operating expenses were $25.1 million in the December quarter. This compares to $24.3 million in the September quarter and $22 million in the year-ago quarter. December operating expenses were above our guidance range due primarily to $700,000 in legal expenses related to our litigation with GSI technology and $300,000 in incremental annual proxy related expenses.

We have excluded these items from the calculation of our non-GAAP results. In addition, we had $300,000 of additional stock compensation expenses related to our stock appreciation rights as a result of the 20% increase in our stock price during the quarter. As we have discussed, stock appreciation rights are considered variable equity awards so unlike stock options, their value is recalculated each period.

GAAP operating income in the December quarter was $4 million compared to GAAP operating income of $5.4 million in the September quarter and $3.5 million in the year-ago quarter. Non-GAAP operating income in the December quarter was $6.9 million compared to $7.6 million in the September quarter and $5.7 million in the year-ago quarter.

Our operating margin in the December quarter was 4.9% on a GAAP basis and 8.5% on a non-GAAP basis. We continue to focus on operating cost efficiencies in both R&D and SG&A expenses as we move toward our goal of 10% operating margins.

Interest and other income in the December quarter was a net other income of $200,000 compared to $200,000 in the September quarter and $400,000 in the year-ago quarter. In the December quarter, we had GAAP income tax expense of $900,000. This compares to GAAP income tax expense of $2.7 million in the September quarter and $1.6 million in the December quarter last year.

On a non-GAAP basis which excludes the non-cash tax expense related to the utilization of previously recorded deferred tax assets, the Company had $600,000 of income tax expense in the December quarter or an effective tax rate of approximately 9%. In the September quarter, our non-GAAP tax expense was $1.6 million and in the year-ago quarter our non-GAAP tax expense was $400,000.

GAAP net income for the quarter was $3.2 million or $0.10 per share compared to GAAP net income of $2.8 million or $0.09 per share in the September quarter and $5.4 million or $0.18 per share in the year-ago quarter.

Non-GAAP net income was $6.3 million or $0.20 per share compared to non-GAAP net income of $6.2 million or $0.19 per share in the September quarter and non-GAAP net income of $5.7 million or $0.19 per share in the year-ago quarter.

Our non-GAAP results exclude stock compensation expense, amortization of intangibles related to acquisitions, legal expenses related to our GSI litigation, incremental expenses related to our annual proxy, gains on the sale of investments and non-cash tax expense. A reconciliation of GAAP results to non-GAAP results is provided in our press release.

Now to the balance sheet. We ended the quarter with $132.1 million in cash and short-term investments. We expect to generate stronger cash flows later this fiscal year as we sell the foundry end of life inventory. We generated $2.2 million in cash flow from operations in the December quarter. We utilized approximately $1.9 million for the payment of our quarterly dividend on November 21 and we will utilize approximately the same amount for a quarterly dividend to be paid on February 20, 2015.

At this current dividend rate, we will return approximately $7.5 million of cash to stockholders on an annual basis.

Inventory increased $3 million from the September quarter end. We currently hold approximately $19 million in foundry end of life inventory. This inventory is expected to be sold to customers over the next 18 months.

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JANUARY 27, 2015 / 3:00PM, ISSI - Q1 2015 Integrated Silicon Solution Inc Earnings Call

Accounts receivable increased sequentially by $1.3 million. Days sales outstanding were 59 days in the December quarter compared to 55 days in September. We have 19 million restricted shares of Nanya Technology Corporation held at the original cost of $10.2 million in noncurrent assets. As of December 31, these shares had an estimated market value of $45 million. We expect to be able to sell these shares beginning in fiscal 2016.

Now let me turn to our guidance for the March quarter. We have seen a slightly improved demand environment as evidenced by our book to bill ratio and the beginning backlog for the March quarter. As such, we expect total revenue to range between $80 million and $85 million. This guidance reflects expectations of SRAM and DRAM revenue between $72 million and $76 million, NOR flash revenue between $6.5 million and $7 million, and analog revenue between $1.5 million and $2 million.

Gross margin for the March quarter is expected to range between 35% and 36% and we expect pricing to be flat to slightly down. GAAP operating expenses are difficult to forecast for the March quarter. We expect slightly higher product mask expense compared to the December quarter and we expect a similar level of legal fees for the GSI Technology litigation.

Based on these factors, we currently expect our GAAP operating expenses to range between $24.5 million and $25.5 million. However, we could incur as much as $1.5 million in additional expenses above the high end of this range if we find ourselves in a protracted proxy situation. We also expect about $200,000 from interest and other income.

We expect that our GAAP effective income tax rate will be approximately 23%. Excluding the non-cash deferred tax expense and our other their typical non-GAAP items, our non-GAAP effective tax rate is expected to be 10%. Taking, these factors for the March quarter into account, the Company expects GAAP net income to be between $0.09 and $0.13 per diluted share and non-GAAP net income to be between $0.18 and $0.23 per diluted share.

Now back to Scott for final comments.

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

Thanks, John. Following a strong fiscal 2014, a year in which we set financial performance records every quarter, we believe we are well positioned for long-term growth in each of our end markets. We continue to focus on operating efficiency and profitability through all market cycles. With our solid gross margins and operating leverage we expect to further improve profitability as we execute on our growth plans and remain committed to creating sustainable value for our stockholders through continued financial performance and our dividend program.

With that we will open the call to questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Gary Mobley, Benchmark.

Gary Mobley—The Benchmark Company—Analyst

Thanks for taking my question. I had a couple of questions about margins, starting out with gross margin. If I look at your gross margin for your just reported December quarter it is up about 380 basis points year-over-year. It would be helpful if you can give us an understanding of how that increase relates to mix, currency, tailwind and then as well cost reductions?

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JANUARY 27, 2015 / 3:00PM, ISSI - Q1 2015 Integrated Silicon Solution Inc Earnings Call

John Cobb—Integrated Silicon Solution Inc.—CFO

So the gross margin in the year-ago quarter was artificially low. We had some additional reserves and mix issues. So I’m not sure I would start there but if you start let’s say at a 34% gross margin and then we went to 36%, that is 2 points. And in general about 1 point of that is from currency, the US dollar has strengthened in the last year versus the new Taiwan dollar and then the other point is from our continuing product cost reduction efforts that we really launched just over a year ago and are focused on that. So a combination of both currency and product cost reduction. Mix was not a significant factor.

Gary Mobley—The Benchmark Company—Analyst

Okay. That is helpful, John. Did you mention that your goal is 10% operating margin? I know long-term your goal was 15% non-GAAP operating margin but that 10% number that you quoted in your prepared remarks, does that relate to your goal for fiscal year 2015?

John Cobb—Integrated Silicon Solution Inc.—CFO

Our objective has been to get to a GAAP operating margin of 10% by the end of the fiscal year. So that is still our objective and again that would exclude the litigation expense assuming we still have that at the end of the fiscal year but that is our objective to exit this fiscal year at.

Gary Mobley—The Benchmark Company—Analyst

Okay. I know the second half of your fiscal year is typically seasonally strong for various reasons. I know it is early days for fiscal year 2015, but is there any reason to believe that you wouldn’t experience that normal seasonal uptick in the second half of the year?

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

I think assuming that the general world economy remains fairly healthy, then we would assume we would see the second half strength like we typically do and I think a lot of that is just with automotive build out as it occurs throughout the year. We typically see a little bit of a pickup related to that as well. So again, we are keeping our fingers crossed something doesn’t happen on a global GDP standpoint.

Gary Mobley—The Benchmark Company—Analyst

Okay. You did mention that you have seen a slightly improved demand environment. I don’t know that is necessarily reflected in your quarter end book to bill ratio of 0.98 but maybe you can share with us the linearity of improvement for the bookings whether it be for the last month of the quarter which I guess because seasonality it’s probably not the case but maybe if you could speak more recently how the first three weeks of the current quarter have trended?

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

Sure. As we said, book to bill was up slightly so that is just a positive indicator for us and I would say booking trends right now look to be on what I consider a normal basis so it looks like we are seeing customers booking on a normal rate at this point.

Gary Mobley—The Benchmark Company—Analyst

Okay. Thank you, guys.

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JANUARY 27, 2015 / 3:00PM, ISSI - Q1 2015 Integrated Silicon Solution Inc Earnings Call

Operator

Christopher Longiaru, Sidoti & Company.

Christopher Longiaru—Sidoti & Co.—Analyst

Congrats on the gross margin. So my question has to do with — so, with this last inventory issue and your movement, can you quantify for us how much the inability to get flash wafers kind of weighed on revenue over the December quarter?

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

Sure. As we reported the previous quarter, it started to impact our revenue and it is probably in the $1.5 million to $2 million dollar impact.

Christopher Longiaru—Sidoti & Co.—Analyst

So with that now, so you have—you are moving out here. Is there any I guess delay in terms of the move to XMC? I think you are already there but any delay and how quickly you would be able to recapture that bit of revenue? Is it incorporated in your March guidance or is it more a June phenomenon?

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

I don’t think we are going to see, we won’t see any pickup in March yet. We are hopeful we will start to see recovery in the June quarter but most likely it will be September. So the normal design win process we have seen at our flash customers is anywhere from about four to six months. So our main customer which happens to be a hard disk manufacturer, is going through the qualification which we expect should be completed in about May and then hopefully we will start ordering the new devices. As I mentioned, we have completed the qualification so our engineering team did a great job in moving the products over to XMC and getting it qualified quickly. So we are just working with customers now on sampling and going through the qualification.

And as you know, any time you lose share to a competitor however you lose it, it is a little bit challenging then to go win that back but that is what we are going to be working on. Hopefully we will see a little pickup in June but most likely we will see more coming in September.

Christopher Longiaru—Sidoti & Co.—Analyst

Okay, great. And then just on the operating expenses here. So you guys are ramping up R&D a bit based on all of these design opportunities. Is this kind of the new level we should be modeling longer-term? What is your expectation for R&D on a relative basis as we move into the second half of 2015 and into F16?

John Cobb—Integrated Silicon Solution Inc.—CFO

So our R&D expense actually beginning in the September quarter and then December and then even the guidance for March is a bit elevated because we just happen to have a lot of product mask expense in those quarters. The expectation is in the June and September quarter we will have significantly less mask expense.

So I think kind of the way I look at it is excluding the litigation expense, that kind of our normalized operating expense is around $24 million a quarter and we have been a little higher because of the mask expense. But as I said, that should be lower in the second half of the year.

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JANUARY 27, 2015 / 3:00PM, ISSI - Q1 2015 Integrated Silicon Solution Inc Earnings Call

Christopher Longiaru—Sidoti & Co.—Analyst

Great. That is all I have for now. Thank you, guys.

Operator

Raji Gill, Needham & Company.

Josh Buchalter—Needham & Company—Analyst

This is Josh Buchalter in for Raji. Thanks for taking my question. I was hoping you could provide an update on China LTE. We heard from other suppliers that China’s—Mobile’s phase 3 might be a bit slower and we are still waiting on the FD LTE licenses so it would be helpful to understand your thinking there. Thanks.

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

Sure. It is pretty consistent with that. We have seen a little pickup with orders now so I think we are seeing a couple of our customers there starting to work through some inventory. But overall we are hearing much the same as the buildout is still being delayed although there is talk of increased numbers and I’ve seen it reported but it hasn’t really started materializing from our perspective.

Josh Buchalter—Needham & Company—Analyst

Okay, thank you. That is helpful. Lastly, can you give us some color into your cash utilization plans and maybe how much is onshore versus offshore and how you think about that strategy? Thank you.

John Cobb—Integrated Silicon Solution Inc.—CFO

So currently about 70% of our cash is offshore and as we have discussed before the three priorities is number one, the operations of the Company. So obviously the daily operations of the Company plus we bought some special testers, advances to foundries and those sorts of things. We have also in the past, looked at some acquisitions and if they make sense we would pursue those. We are also licensing opportunities. We have actually done quite a few licensing opportunities just like the Spansion agreement that we announced recently.

Then dividends and stock buybacks which the Board discusses each quarter. So those are kind of the three priorities. Operations, strategic moves, and then cash returned to stockholders.

Operator

Jorge Rivas, Craig-Hallum Capital Group.

Jorge Rivas—Craig-Hallum Capital Group—Analyst

Hello, John. Hello, Scott. Thank you for taking my question. I wanted to touch on the China LTE again. Commentary is pretty consistent as far as the delay into the licenses. But I wonder if you could comment in more detail whether they issued some component shortages they experience last quarter will continue and maybe if you can touch on how do you see inventory levels, what are the build outs?

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JANUARY 27, 2015 / 3:00PM, ISSI - Q1 2015 Integrated Silicon Solution Inc Earnings Call

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

Sure. When you say component shortages, who were you referring to specifically?

Jorge Rivas—Craig-Hallum Capital Group-Analyst

There was an issue with component shortages not—(multiple speakers) Other suppliers, yes.

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

Okay. So again, I don’t have any real specific data on it but I have heard there continues to be some component shortages still. The customers that we sell into have started ordering again from us on a limited basis. We really haven’t seen it pick up to the level it was a couple of quarters ago. So we still think we have a long ways to come back to the levels that we had seen previously. So we remain hopeful that we will start to see LTE build out continuing soon.

Jorge Rivas—Craig-Hallum Capital Group—Analyst

Okay, that is helpful. And then on your auto business, there’s different dynamics going on and I wonder if you can tell us what are the two main drivers that you see in 2015? You have your customers moving to lower geometries, customer shifting to DDR3 or your design wins and analog? If you can mention the two main drivers. How do you see those playing out for the rest of the year?

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

Sure. So the two main drivers in the automotive market that we see is just the buildout of infotainment and then the safety systems, camera systems, driver assistance systems and the two have slightly different dynamics.

In the infotainment, we are seeing one of two directions. On radio, satellite radios, etc., we are seeing a continued proliferation of a lot of SDRAM technology migrating to DDR2 and then even heading toward DDR3. Technologies that we can easily support. And then we are seeing some mainstream infotainment also heading towards what I would consider more mainstream DDR3, even commercial grade DDR3 to try to make these more cost-effective in a lot of the electronic solutions for automakers.

So in that case there just moving particularly to commercial grade DDR3, it is a lot more competitive for us.

Then the other trend we are seeing is with cameras and driver assistance systems, even radar systems and that is a trend which we are really working hard to capture because there we are seeing the proliferation of more low powered technologies, that definitely want high quality automotive grade product, customers really like our 115 degree Centigrade DRAM as well and also our low power DDR2 and low-power DDR3 solutions. We see those solutions really being ideal for us.

So we’re trying to focus and capture as much of the driver assistance and safety solutions and then continue to work with customers who are implementing infotainment in a way that we can continue to be competitive.

Jorge Rivas—Craig-Hallum Capital Group—Analyst

Okay, that is great. Thanks. That is all for me.

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JANUARY 27, 2015 / 3:00PM, ISSI - Q1 2015 Integrated Silicon Solution Inc Earnings Call

Operator

(Operator Instructions). Craig Ellis, B. Riley.

Craig Ellis—B. Riley & Co.—Analyst

Thanks for taking the questions. I wanted to start with a clarification on the flash business. So I understand the constraint issue from the prior quarter and that it is lingering but at least in my model if it is right bottoms up, it looks like the flash business grew around 7% and is guided to similar growth. So if there wouldn’t have been $1 million-ish in shortages that would have meant that flash would have grown 20%. One, did I hear that right?

Two, if those shortages alleviate in the fiscal third or fourth quarter, does that mean we are looking at sequential growth of 15% to 20% when you get the supply that you want?

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

So your math is correct. So we did see a little bit of pickup in flash this quarter and as we look going forward, clearly our goal is to get flash back to the run rates that we had in the $8 million to $9 million a quarter. So we went through two flash shortages a year ago and then again in the fourth quarter or the December quarter and then also this quarter impacting our revenue.

So our goal now that we have those products transitioned to XMC at 90 nm and 65 nm, where we are a lot more competitive plus we feel we have a good product roadmap. We also have everything qualified to auto grade. So auto industrial design will take a little bit longer. We are going to keep promoting to existing customers and our goal is September quarter to start to see that revenue coming back.

Yes, we remain hopeful and are clearly working hard to try to recover and recapture that lost revenue.

Craig Ellis—B. Riley & Co.—Analyst

Okay. And then a somewhat related follow-up to that. I think the Company is doing a very good job with its gross margin execution. You indicated that the new NOR flash supply would be at a favorable cost. So with the business at a 35.5% rate in the outlook quarter, does that mean that as you get that new NOR flash supply on stream that we should see gross margin push back up to the 36% range or could it actually go higher than that?

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

It depends on the growth segment. Once we see the growth coming in the automotive and industrial segments, we believe those margins will be a bit higher. The consumer margins still are below corporate average. So the first thing we want to do is start capturing some of those designs back where we lost them more get back in with our existing customers and then from there really focus on growing in the automotive industrial. I think that automotive industrial components of that will be more in the 2016 timeframe. I don’t really expect at least for 2015 a margin pickup from it but it should be right around our corporate average.

Craig Ellis—B. Riley & Co.—Analyst

Okay. Just sticking with the longer-term dynamics, Scott, since we are at the beginning of the calendar year, as you look at over the course of the year you have got some very nice secular tailwinds in parts of your business. You have also got some businesses that are frankly turnarounds and I think you guys have been pretty candid with that given some of the sequential headwinds we have seen in consumer and communications.

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JANUARY 27, 2015 / 3:00PM, ISSI - Q1 2015 Integrated Silicon Solution Inc Earnings Call

But how should we think about the growth potential of the business if the analog industry based on I think a number of inputs that we have would be around 6% and if memory can do that so you’ve got end market and functional drivers that suggest mid single-digit or slightly better is possible, how can ISSI perform relative to those kinds of benchmarks?

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

The benchmarks you are referring to, 6% and analog growth and what was the other component for DRAM? This is industry DRAM you are referring to?

Craig Ellis—B. Riley & Co.—Analyst

Yes, DRAM and flash.

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

But I mean the growth numbers you are comparing to, that is industry growth?

Craig Ellis—B. Riley & Co.—Analyst

Industry average, yes. I am just looking for how you would compare your growth to what I think is a general view that industry average growth is around 5% to 6%.

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

Okay. So our goal is always to outgrow the industry and we have seen semiconductor growth if that is the comparable we have been able to achieve higher growth in semis. In our end markets, that is really what we continue to focus on is growing share in each of those so the automotive, industrial. I think the two weak areas that we have had have been in the communications and in the consumer. I think now we are starting to get a little bit stronger footing in the consumer segment. Hopefully we will start to do some growth there and then comm, if it comes back, we can see overall growth. It is kind of a blend of each of those different pieces kind of drove our overall corporate growth but clearly our goal is to try to exceed the industry averages.

Craig Ellis—B. Riley & Co.—Analyst

Maybe just differently to wrap it up for me, as you look at the calendar year, Scott, from a dollar basis either by technology or by end market, can you just rank your growth opportunities as you see them? What is at the top of the list and what is more toward the bottom from a year-on-year dollar standpoint?

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

On a dollar basis, I would look at automotive is our biggest market today so certainly it is going to have the largest dollar growth followed by industrial.

On a percentage basis, we would expect to start seeing flash picking up more and hopefully we will start to see even the communications coming back so we will see a larger percentage growth in those end segments. But as you know, they are on a smaller dollar basis.

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JANUARY 27, 2015 / 3:00PM, ISSI - Q1 2015 Integrated Silicon Solution Inc Earnings Call

Craig Ellis—B. Riley & Co.—Analyst

Sure. Thanks so much. I will get back in the queue.

Operator

(Operator Instructions). Benjamin Gallander, Contra the Heard.

Benj Gallander—Contra the Heard—Analyst

First, congratulations. The share price has moved up pretty well over the past number of years. We have held since 2008.

I am just wondering though why I don’t ever see in insider buying, I see insiders getting options, etc. and insiders selling but it would be nice to see some insider buying.

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

Sure, Ben. Good question. So most of the insiders are buying every six months in our ESPP plan. Most of us put in 10% of our income to continue to buy. I know management has bought in the past. Many of us have expiring stock options which we need to exercise and then we also get RSUs and I think the majority of management exercise to pay taxes and hold those.

So I think if you really looked at the number of shares held by the individual management you probably will continue to see them growing over the last several years.

Benj Gallander—Contra the Heard—Analyst

Good answer. You had mentioned something about acquisitions. I am just wondering if with Starboard aboard and over $4 in cash if it wouldn’t be time to look to actually sell the company because I still think that it is worth more than it is at today and it would be a good way for everybody to cash out. I could see the company being sold for more than $20 a share. Any thoughts on that?

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

Sure, sure. The Company has had a strategic committee in place now for a number of years and if anybody is interested in acquiring the Company, they are certainly able to approach us and make an offer. There is nothing that is preventing it. We haven’t really gone out directly promoting but there is nothing that has prevented anybody from making a legitimate offer on the Company if that is the desire. So it is really up to the market in terms of determining that.

Benj Gallander—Contra the Heard—Analyst

Would it be worthwhile going out and promoting the Company as being open to it?

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

That is probably a question we would have to take back to the strategic committee and our advisors to determine if that is in the best interest long-term or pursuing other directions. The challenge always is once you start to sell it is typically harder to really find a buyer that is willing to pay a higher price.

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JANUARY 27, 2015 / 3:00PM, ISSI - Q1 2015 Integrated Silicon Solution Inc Earnings Call

The other piece we have seen in the past too to be quite honest, most companies look at a company like ours in the mid-35% mid-30s margin and they see that as a margin decline. Also up until I would probably say the last year or so, everybody that looked at a DRAM company basically had no interest. So with those two items in place it does make it a little bit challenging then looking at some of the combinations.

Benj Gallander—Contra the Heard—Analyst

With as I said over $130 million, you make money, I can see how some people might find it interesting. But I do want to thank you guys for your work and how well the Company has done and I look forward to the future.

Operator

Craig Ellis.

Craig Ellis—B. Riley & Co.—Analyst

Thanks for taking the follow-up. Scott, I thought I would give you and John an opportunity to address the long-term model on this call and I will start the discussion with a couple of questions.

One, as I look at some of the underlying dynamics again if I’m doing the math right, it looks like the model suggests that the annual compound growth for DRAM and SRAM would be about 5%. Given the secular dynamics, why wouldn’t it be higher?

Two, it looks like the compound growth rate that you had hoped for with NOR and analog would be about 35%. How much conviction do you have that those businesses can grow at that level and when do we see the real revenue inflection?

Lastly, there is an explicitly stated 14.5% operating margin. What gross margin assumption are you using in fiscal 2019 to get to that 14.5% operating margin?

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

Good question. So on the growth assumptions, there are several key pieces that we see going on. So we know that in our industrial market we had a couple of flattish years. This last year was a very nice growth, really is more GDP based. So we see that as somewhat of a flattening growth going forward which is going to be more SRAM and DRAM and then also a little bit of some flash going into that.

On the automotive side as I mentioned, we have seen units growing but we are also seeing revenue declining, particularly as we are seeing the average price of memory migrating downward as we have gone from 110 nm devices to today we are selling 30 nm devices. So some of those trends are what is keeping our growth level in just the SRAM and DRAM and you mentioned 5%. I’m not sure exactly where you got it. But generally in the single-digit range, that is why we are keeping that, we expect that to be in that range.

Now we are certainly hopeful we can exceed that and our focus is going to be trying to exceed that in every chance that we can. But those are just some of the trends that we are seeing.

And comm market is the third one which again we are not real confident on its come back. It seems like it is always out there but rarely happens but we do like some of the design wins we are getting and some of the customers that want to continue to buy from us.

The flash and analog I think are the two pieces there. We have a lot of confidence in flash where customers continue to look for parts, ask for parts. We are seeing a good pickup now in terms of sampling design wins on our new NOR flash plus the partnerships that we have announced with Spansion really provide us with a very, very strong complete flash product line to address both automotive as well as industrial markets.

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JANUARY 27, 2015 / 3:00PM, ISSI - Q1 2015 Integrated Silicon Solution Inc Earnings Call

Now those take a little bit of time to get going, automotive designs 18 to 24 months. That is where we think those will pick up in the 2016 timeframe.

Analog is the piece there. It is a smaller percent of our revenue today but we are seeing nice trends outside of China. We are working hard to get our first automotive design wins, we are getting a lot of interest and I think once we start getting those design wins then we can give you a lot stronger conviction that we see the growth trends happening there.

But as I look at the analog piece with some of the designs that we have we expect this quarter—March quarter to be a nice pick up and again record revenue for our IS logo analog revenue which has a very high margin rate. So we look at those pieces, and we continue to see evidence of growth in each and so it gives us stronger conviction as we look going forward.

And then the last, I think you asked about margin rate and we are generally thinking in the near-term margin in the mid-30% range, 34% to 36% depending on FX and other types of factors that may impact us.

Craig Ellis—B. Riley & Co.—Analyst

Do you think you can get to that 14.5% long-term operating margin if gross margins don’t increase from current levels?

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

Yes, we do. We don’t need to increase our expense rate significantly so we really do have a lot of leverage. I think we could achieve that with still holding margins in kind of the mid-30s. Now having said that, our long-term goal we would love to continue to grow margins but we are focused on getting to that level even if we can’t get margins higher than it is.

Craig Ellis—B. Riley & Co.—Analyst

Thanks for the help, Scott.

Operator

Gentlemen, we have no additional questions from the phone audience. I would like to go ahead and turn things back over you for any additional or closing remarks.

Scott Howarth—Integrated Silicon Solution Inc.—President and CEO

Wonderful. Thank you all for joining us today. One final note, we are celebrating our 20th anniversary as a NASDAQ listed Company and will participate in the closing bell ceremony on February 11 in New York.

Additionally, we plan to participate in multiple upcoming conferences and outreach events including the ROTH conference in March and B. Riley conference in May plus direct meetings with investors. We welcome the opportunity to meet with any of you in markets we are visiting or who may be attending one of the conference events. We appreciate your time in joining the call today and look forward to providing updates on our next earnings call. Have a good day.

Operator

Thank you. And again, ladies and gentlemen, that does conclude today’s conference call. Thank you all again for your participation.

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JANUARY 27, 2015 / 3:00PM, ISSI - Q1 2015 Integrated Silicon Solution Inc Earnings Call

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Additional Information and Where to Find It

Integrated Silicon Solution, Inc. (the “Company”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”). The Company plans to file a proxy statement (the “2015 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting. Jimmy S. M. Lee, Scott D. Howarth, Kong Yeu Han, Paul Chien, Jonathan Khazam, Keith McDonald, Stephen Pletcher, Bruce A. Wooley and John Zimmerman, all of whom are members of the Company’s Board of Directors, and John M. Cobb, Vice President and Chief Financial Officer, are participants in the Company’s solicitation. Other than Messrs. Lee, Howarth and Han, none of such participants owns in excess of 1% of the Company’s common stock. Messrs. Lee and Howarth may each be deemed to own approximately 1.1% of the Company’s common stock, and Mr. Han may be deemed to own approximately 1.2% of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2015 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2014 Annual Meeting of Stockholders (the “2014 Proxy Statement”), which was filed with the SEC on January 13, 2014. To the extent that holdings of the Company’s securities have changed since the amounts printed in the 2014 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing its definitive 2015 Proxy Statement with the SEC, the Company will mail the definitive 2015 Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2015 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2015 Proxy Statement and any other documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.issi.com) or by writing to Investor Relations, Integrated Silicon Solution, Inc., 1623 Buckeye Drive, Milpitas, CA 95035.